JD AMERICAN WORKWEAR, INC.
                           46 OLD FLAT RIVER ROAD
                        COVENTRY, RHODE ISLAND 02816
                           -----------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held Friday, March 27, 1998
                           -----------------------

To the Shareholders of
 JD AMERICAN WORKWEAR, INC.:

      Notice is hereby given that the Annual Meeting of Stockholders of JD American Workwear, Inc. will be held at the offices of the Company, 46 Old Flat River Road, Coventry, Rhode Island, on Friday, March 27, 1998 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

      1. To elect a Board of seven Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

      2. To approve an amendment to the Company's Certificate of Incorporation that would increase the number of authorized shares of Common Stock of the Company from 4,500,000 shares to 7,500,000 shares.

      3. To approve an amendment to the Company's 1995 Stock Option Plan which would increase the number of shares eligible for issuance under the Plan from 250,000 shares to 750,000 shares.

      4. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record as of the close of business on February 20, 1998 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                    By order of the Board of Directors

                                    Norman DeBaene
                                    Secretary

March     , 1998

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES. IN THE EVENT YOU CANNOT ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.


                         JD AMERICAN WORKWEAR, INC.

                           46 OLD FLAT RIVER ROAD

                        COVENTRY, RHODE ISLAND 02916

                           -----------------------

                               PROXY STATEMENT

                           -----------------------

      The accompanying proxy is solicited by the Board of Directors of JD American Workwear, Inc. (the "Company"), for the use at the Annual Meeting of Stockholders to be held on Friday, March 27, 1998 and any adjournments thereof.

Proxy Solicitation and Expense

      Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted as specified, or if no instructions are given, will be voted in favor of the proposals described herein. Proxies may be revoked at any time prior to being voted by written notice to the Secretary of the Company. Solicitation of proxies may be made by personal interview, mail, telephone, telegraph, telefax or e-mail by directors, officers and employees of the Company. The expense of soliciting proxies will be borne by the Company. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's Common Stock. The approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to stockholders is March 6, 1998.

         OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      Only stockholders of record at the close of business on February 20, 1998 will be entitled to notice of and to vote at the meeting. At the close of business on that date, the Company had outstanding 1,964,898 shares of Common Stock, $.002 par value, exclusive of treasury shares. Each holder of the Company's Common Stock will be entitled to one vote for each share held. In addition, there were 313 shares of Manditorily Convertible Series A Preferred Stock outstanding, each of which is entitled to 1,000 votes. The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each particular matter to be considered at the meeting will constitute a quorum for the purpose of considering such matter.

                               PROPOSAL NO. 1

                            ELECTION OF DIRECTORS

      Shares represented by the enclosed proxy will, unless otherwise directed, be voted to elect the nominees listed below to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. In the event of a vacancy in the list of nominees, the holders of the enclosed proxy will vote for the election of a nominee acceptable to the remaining nominees. Management is not aware of any person who is unable or unwilling to stand for election or to serve if nominated.

Name of Nominee          Age      Position with Company
---------------          ---      ---------------------

David N. DeBaene         38       Chairman of the Board, President and Chief
                                  Executive Officer

Thomas A. Lisi           52       Vice President, Marketing and Director

Anthony P. Santucci      34       Treasurer and Chief Financial Officer

Elizabeth Cotter         35       Director

Dean M. Denuccio         31       Director

Steev Panneton           38       Vice President, Manufacturing and
                                  Operations and Director

      David N. DeBaene, Chairman of the Board, President, and Chief Executive Officer. Mr. DeBaene is the founder of the Company and was responsible for obtaining the patent on the original Jaque Dubois Construction Jean. Mr. DeBaene is responsible for all executive level functions regarding the Company's operations and also shares responsibility for raw materials sourcing and procurement, manufacturing arrangements, product development, marketing and sales. Prior to founding the Company, for 14 years Mr. DeBaene was an owner and/or foreman of a construction company headquartered in West Warwick, Rhode Island, and also was involved in nursing home administration from 1984 to 1990.

      Thomas A. Lisi, Vice President, Marketing and Director. Mr. Lisi became a director of the Company in January 1994, and became Vice President of Marketing in June 1996. Mr. Lisi brings 25 years of experience in the apparel industry to the Company. Mr. Lisi is a principal stockholder and Chief Executive Officer of Geronimo Leathers, Inc. ("Geronimo"), a manufacturer of mens leather apparel and outerwear with worldwide distribution. Geronimo also specializes as a design and manufacturing consultant to the outerwear trade and is a high volume private label manufacturer to prominent merchants. Mr. Lisi is a member of the executive committee of the Leather Apparel Association and is considered by his peers to be a leading authority in the leather apparel industry. Mr. Lisi and the Company are parties to a sales representative agreement and a consulting agreement, and Geronimo and the Company are parties to an overseas agency agreement. See "CERTAIN TRANSACTIONS."

      Anthony P. Santucci, Treasurer and Chief Financial Officer. Mr. Santucci became the Company's Chief Financial Officer in September 1996. Mr. Santucci is also President of Bevco Plastics Company a privately held corporation engaged in manufacturing and distribution of flexible vinyl products. From 1992 to 1995, Mr. Santucci was Chief Financial Officer of South Pointe Enterprises, Inc., a publicly held company engaged in distribution of home videos. While at South Pointe, Mr. Santucci's responsibilities included all accounting, financial reporting, financial planning, risk management, tax functions, and managing a staff of 20 persons. During 1990 and 1991, Mr. Santucci was Controller of Weingeroff Enterprises, Inc., a privately held jewelry manufacturing company. From 1988 to 1990, Mr. Santucci was Finance Manager of A. Santucci Wholesale, Inc., a family owned and operated wholesale food service distributor.
From 1984 to 1988, Mr. Santucci was a senior accountant with Ernst & Young, LLP (formerly Arthur Young and Company). In 1985 Mr. Santucci received a B.S. in Business Administration from Bryant College.

      Elizabeth Cotter, Director. Prior to joining the Company in January 1991, Ms. Cotter was a mortgage consultant for Providence Funding Corp. from 1989 through 1991. From March 1985 to 1989, Ms. Cotter was the director of New England sales for Ready Capital Corp., a mortgage banking company. Ms. Cotter holds a dual B.A./B.S. Bachelors degree from Boston University School of Management (marketing and organizational behavior), and has taken graduate level courses in the MBA program of the University of Rhode Island. Ms. Cotter is the wife of David N. DeBaene.

      Dean M. Denuccio, Director. Mr. Denuccio commenced serving as a director upon the consummation of the Public Offering. Mr. Denuccio has since 1994 been the Chief Executive Officer and principal stockholder of Deanco Enterprises, Inc., a Providence, Rhode Island based home care health provider which employs up to 200 home health care professionals. From 1988 to 1991, Mr. Denuccio was Chief Executive Officer and principal stockholder of Personnel Network Services, a privately owned health care staffing agency. From 1985 to 1988, Mr. Denuccio was a certified public accountant with Ernest A. Almonte CPAs (1985-1987) and Ernst & Young, CPAs (1987-1988). In 1986 Mr. Denuccio received a B.S. in Business Administration from Bryant College, and in 1991 received a JD from University of Tulsa Law School.

      Steev Panneton, Vice President, Manufacturing and Operations and Director. Mr. Panneton has been an employee of the Company since its inception in 1992, and has overseen and\or participated in all phases of the Company's manufacturing operations. Mr. Panneton was elected to the Board of Directors by the Board of Directors in January 1998 to fill the vacancy created by the resignation of a former director.

      The terms of office of all Directors of the Company are from the time of election until the next annual meeting of stockholders and until their respective successors are elected and qualified as provided in the Bylaws of the Company.

      The Company does not have standing audit, compensation or nominating committees. Upon the election of the Directors listed in this Proposal No. 1, the Company anticipates that the new Board will form such committees.

      The Board of Directors of the Company held 2 meetings during the fiscal year ended February 28, 1997. In addition, the Board acted 4 times by unanimous written consent without a meeting. Each incumbent director has attended, during the 1997 fiscal year, at least 75% of the aggregate of all meetings of the Board of Directors held during the period which he/she was a director.

      In January 1998, pursuant to Article XIII, Section A and Article III,
Section 2 of the Company's Bylaws, the Board of Directors voted to amend the Bylaws of the Company to increase the number of members of the Board of Directors from five to seven. However, as of the date of mailing of the Company's Notice of Meeting and Proxy Statement, there are only six nominees for the Board. Pursuant to Article III, Section 4 of the Company's Bylaws, the Board of Directors intends to fill the vacancy in the Board of Directors as soon as a suitable candidate can be located, to serve in such capacity until the next annual meeting of stockholders and until his or her successor is elected and qualified as provided in the Bylaws of the Company.

                               PROPOSAL NO. 2

             PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                     TO INCREASE AUTHORIZED COMMON STOCK

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL

GENERAL

      The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval, an amendment to the Company's Certificate of Incorporation to increase from 4,500,000 shares to 7,500,000 shares the number of authorized shares of the Company's Common Stock, par value $.002 per share. The purpose of the amendment is to increase the number of authorized shares available for issuance for the following purposes: (i) to enable the Company to fulfill its existing commitments to issue shares of Common Stock, as described below; (ii) to permit the Company to obtain additional financing, if the Board of Directors so determines; and (iii) for such other purposes as the Board of Directors determines to be in the best interests of the Company, including, without limitation, for working capital and capital expenditures, acquisitions of other businesses, various employee benefit plans, stock dividends and stock splits.

REASONS FOR INCREASE

      The Company's Certificate of Incorporation, as amended, currently authorizes the issuance of 4,500,000 shares of Common Stock, plus additional 1,000,000 shares of preferred stock. As of February 20, 1998, the Company had 1,964,898 shares of Common Stock issued and outstanding. In addition, there are outstanding options and warrants to acquire an aggregate 443,824 shares at exercise prices ranging from $1.50 to $4.00 as well as outstanding convertible notes convertible into 201,389 shares of Common Stock. In addition, there are 360,545 Class A Warrants outstanding, each of which enable the holder thereof to purchase one share of Common Stock plus one Class B Warrants at a purchase price of $7.00 per unit. Each Class B Warrant, if issued, will enable the holder thereof to purchase one share of Common Stock at a purchase price of $8.00 per share. In connection with the Company's Initial Public Offering, the Company issued to its underwriter an option to purchase 32,777 units each consisting of one share of Common Stock and One Class A Warrant, at a purchase price of $8.44 per unit.

      There are 1,000,000 authorized shares of "blank check" Preferred Stock, $.001 par value, of the Company, of which the Board of Directors has designated 600 shares as Series A Convertible Preferred Stock. As of February 20, 1998, there were 313 shares of Series A Manditorily Convertible Preferred Stock outstanding, which shares are convertible, in the aggregate, into 313,000 shares of Common Stock of the Company.

      The Common Stock to be authorized will have the same rights and preferences as the Common Stock presently authorized. The holders of shares of Common Stock have no preemptive rights. The authorization of the additional shares of Common Stock will have no effect on the rights of existing security holders; provided, however, that the issuance of additional shares of Common Stock may dilute the interest of current stockholders. Stockholders should note the potential anti-takeover effects of the issuance of shares of Common Stock. Common Stock may be used, if the Board of Directors determines to do so, subject to their fiduciary obligations, so as to deter or make more difficult tender offers for stock of the Company, thereby perpetuating management's position and potentially denying stockholders the opportunity to receive above-market prices for their shares. Management is not aware of any prospective tender offer for the stock of the Company and has no present intention of using the additional authorized shares for any such purpose.

      No further approval of stockholders will be required in connection with the issuance of additional shares of Common Stock. Management has no specific present plans for the issuance or future use of the shares to be authorized, other than to fulfill the Company's existing commitments to issue Common Stock, as described above. Management believes that it is desirable to have the remaining unreserved shares available for future use in connection with obtaining financing and for such other purposes as the Board of Directors determines.

VOTE REQUIRED

      In order for this Proposal to be approved, a majority of all outstanding shares of Common Stock voting as a class and a majority of all votes entitled to be cast at the Shareholders Meeting must be voted in favor of such amendment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      For the reasons set forth above, The Board of Directors recommends to its shareholders that they vote "FOR" this proposal. Unless otherwise directed, proxies will be voted for the adoption of the amendment.

                               PROPOSAL NO. 3

           PROPOSED AMENDMENT TO COMPANY'S 1995 STOCK OPTION PLAN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL

      In January 1995, the Board of Directors adopted the JD American Workwear, Inc. 1995 Stock Option Plan (the "Plan") and 500,000 shares of Common Stock were reserved for issuance thereunder. In January 1996, the Plan was amended to reflect the Company's two-for-one reverse stock split; accordingly, the total number of shares that are currently authorized for issuance under the Plan is 250,000 shares. As of February 28, 1998, all 250,000 of these shares have been issued or are subject to issuance upon exercise of presently exercisable options.

      On January 6, 1998, the Board of Directors approved an amendment to the Plan which would increase the number of shares available under the 1995 Stock Option Plan from 250,000 shares to 750,000 shares, subject to an increase in the number of shares of Common Stock authorized for issuance by the Company. See Proposal No. 1 above. The additional 500,000 shares should allow the Plan to continue to make offerings to attract and retain necessary officers, employees, directors and consultants. This amendment to the Plan will not take effect until it is approved by the affirmative vote of the holders of a majority of the securities present, or represented, and entitled to vote at the Annual Meeting.

SUMMARY OF THE 1995 STOCK OPTION PLAN

      The Plan, adopted by the Company's Board of Directors in February 1995 and by the stockholders in July 1995, provides for the issuance of options ("Options") to employees, officers and, under certain circumstances, directors of and consultants to the Company ("Eligible Participants"). Options granted under the plan may be either "incentive stock options" ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or "nonqualified stock options" ("NQSOs"). The Plan does not provide for the issuance of stock appreciation rights but does permit the granting of restricted stock and deferred stock awards. A total of 250,000 shares of Common Stock are currently reserved for issuance under the Plan,; however, as of February 10, 1998, all of the shares reserved for issuance under the Plan have been issued or are issuable upon exercise of presently exercisable options. The Plan is presently administered by the Board of Directors, however, upon the election of directors set forth in Proposal No. 1, above, it is anticipated that the Board of Directors will name a Compensation Committee of the Board of Directors ("Committee"). The Committee will have sole discretion and authority, consistent with the provisions of the Plan, to select the Eligible Participants to whom Options will be granted under the Plan, the number of shares which will be covered by each Option and the form and terms of the agreement to be used. All employees and officers of the Company (except for members of the Committee) are eligible to participate in the Plan. Directors are eligible to participate only if they have been declared to be "eligible directors" by resolution of the Board of Directors. Members of the Committee are not Eligible Participants. At February 10, 1998, approximately 12 persons were eligible to receive ISOs under the Plan.

      Options. The Committee is empowered to determine the exercise price of Options granted under the Plan, but the exercise price of ISOs must be equal to or greater than the fair market value of a share of Common Stock on the date the Option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). The exercise price of NQSOs granted under the Plan must not be less than 85% of the fair market value of the Common Stock on the date the Option is granted. The Committee has the authority to determine the time or times at which Options granted under the Plan become exercisable, but the Options expire no later than ten years from the date of grant (five years with respect to Optionees who own at least 10% of the outstanding Common Stock of the Company). The Options are nontransferable, other than by will and the laws of descent, and generally may be exercised only by an employee while employed by the Company or within 90 days after termination of employment (one year from termination resulting from death or disability).

      There were no grants of Options under the Plan during fiscal 1997, although after the close of the fiscal year, NQSOs to purchase 200,000 shares were granted to a financial consultant. Subsequent thereto, in connection with the extension of the consulting agreement with said consultant, options to purchase 50,000 of said shares were cancelled, and the consultant was issued 50,000 shares plus an additional 9,500 shares. The balance of the stock options have been exercised.

      As of the date of this report, there are outstanding NQSOs to purchase 12,500 shares issued to Mr. Lisi, having an exercise price of $1.50 per share. In connection with the Public Offering, the Company agreed to restrict the amount of Options available for grant under the Plan to 15% of the number of shares of Common Stock outstanding.

VOTE REQUIRED

      In order for this Proposal to be approved, a majority of all outstanding shares entitled to be cast at the Shareholders Meeting must be voted in favor of such amendment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      For the reasons set forth above, the Board of Directors recommends to its shareholders that they vote "FOR" this proposal. Unless otherwise directed, proxies will be voted for the adoption of the amendment.

                                 MANAGEMENT

      The following is a list of the Company's executive officers, their ages and their positions and offices:

Name                     Age      Position with Company
----                     ---      ---------------------

David N. DeBaene         38       Chairman of the Board, President and Chief
                                  Executive Officer

Thomas A. Lisi           52       Vice President, Marketing and Director

Anthony P. Santucci      34       Treasurer and Chief Financial Officer

Steev Panneton           38       Vice President, Operations

      Mr. DeBaene's biography is included above under Proposal No. 1 -- Election of Directors.

      Mr. Lisi's biography is included above under Proposal No. 1 -- Election of Directors.

      Mr. Santucci's biography is included above under Proposal No. 1 -- Election of Directors.

      Mr. Panneton's biography is included above under Proposal No. 1 -- Election of Directors.

      All officers hold office at the pleasure of the Board of Directors. See "Executive Compensation - Employment Agreements" below. None of the Company's executive officers has a family relationship with any Director or other executive officer of the Company, other than Mr. DeBaene, who is the husband of Elizabeth Cotter, a Director of the Company.

                           EXECUTIVE COMPENSATION

      The following table sets forth a summary for the fiscal years ended February 28, 1997, 1996, and 1995, respectively, of the cash and non-cash compensation awarded, paid or accrued, by the Company to the President and CEO and to the Company's second most highly compensated executive officer who was serving as such at the end of fiscal 1997 (collectively, he "named executive officers"). The Company at no time during the last three fiscal years had more than two named executive officers and no officer of the company earned annual compensation of $100,000 or more.

                         SUMMARY COMPENSATION TABLE

                                                    Long-Term
                                                    Compensation
                                  Compensation      Options by     Annual
Name and               Fiscal   ----------------    No. of         All Other
Principal Position     Year     Salary     Bonus    Shares         Compensation
------------------     ------   ------     -----    ------------   ------------

David N. DeBaene,      1997(1)  $85,000      -      -              -
President and CEO      1996      57,557      0      -              -
                       1995      42,498    650      -              -

Anthony P. Santucci,   1997       7,500      -      -              -
CFO                    1996           -      -      -              -
                       1995           -      -      -              -

<F1> Under his employment agreement, Mr. DeBaene was entitled to be paid at a rate of $85,000 per annum, however, in order to conserve cash, has agreed to defer approximately $10,000 of such compensation.

      The Company does not have any annuity, retirement, pension, deferred or incentive compensation plan or arrangement under which any executive officers are entitled to benefits, nor does the Company have any long-term incentive plan pursuant to which performance units or other forms or compensation are paid. Executive officers who qualify will be permitted to participate in the Company's 1995 Stock Option Plan which was adopted in February 1995. See "Stock Option Plan." Executive officers may participate in group life, health and hospitalization plans if and when such plans are available generally to all employees.

Employment Agreements

      Effective as of March 1, 1995, the Company entered into an employment agreement with David N. DeBaene as Chairman and President. The agreement is for a base term of five (5) years, and is thereafter renewable for additional periods of three (3) years, unless the Company gives notice to the contrary. In accordance with his agreement with the Company, Mr. DeBaene's first year base salary is $65,000, increasing annually thereafter in $20,000 increments. In order to conserve resources, Mr. DeBaene has deferred the implementation of his salary increase. In addition, Mr. DeBaene is entitled to receive an annual cash bonus based upon a percentage of the Company's pre-tax income (as defined) for each fiscal year in accordance with a sliding scale schedule contained in the agreements. No bonus is payable unless and until the Company earns pre-tax income in excess of $5 million. The agreement also provides for certain non-competition and non-disclosure covenants of the executive and for certain Company paid fringe benefits such as disability insurance and inclusion in pension, profit sharing, stock option, savings, hospitalization and other benefit plans at such times as the Company shall adopt them. Mr. DeBaene is not eligible to receive awards under the Company's 1995 Stock Option Plan since he is on the Committee administering the Plan.

      The agreement of Mr. DeBaene also provides for the payment of certain additional severance compensation of $250,000 in the event that at any time during the term thereof (i) the agreement is terminated by the Company without cause (as defined therein), or (ii) terminated by the employee due to a change in control (as defined therein). The Company believes that the change in control provisions in this agreement may tend to discourage attempts to acquire a controlling interest in the Company and may also tend to make the removal of management more difficult; however, the Company believes such provisions provide security and decision-making independence for its executive officers.

      Effective as of June 1, 1996, the Company entered into a Consulting Agreement with Thomas A. Lisi for his services on a part-time basis as Vice President/Marketing & Manufacturing. Mr. Lisi is obligated to render services of not more than eight hours per week at the Company's headquarters facility and is compensated at a rate of $42.50 per hour, without benefits. The Consulting Agreement is for an initial trial term of three months subject to termination by either party upon 30 days prior written notice. After the expiration of the trial period, the agreement will continue for successive three month periods, unless terminated by either party.

Director Compensation

      The Directors of the Company are elected annually and serve until the next annual meeting of stockholders and until a successor shall have been duly elected and qualified. Directors of the Company who are not employees or consultants do not receive any compensation for their services as members of the Board of Directors, but are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors. Directors may be removed with or without cause by a vote of the majority of the stockholders then entitled to vote.

Compensation Committee

      The Company does not have standing compensation committee. Upon the election of the Directors listed in this Proposal No. 1, the Company anticipates that the new Board will form such committee. The Board of Directors reviews and approves and/or ratifies all compensation of officers, employees and consultants, including the granting of options under the Company's 1995 Stock Option Plan.

Stock Option Plan

      See Summary of 1995 Stock Option Plan under "Proposal No. 3" above.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
                             (individual grants)

      The following table sets forth information with respect to individual grants of stock options to the named executive officers during fiscal 1997.

                                       Percent of
                     Number of         Total
                     Securities        Options/SARs
                     Underlying        Granted to          Exercise or
                     Options/          Employees           Base Price     Expiration
Name of Officer      SARS Granted      In Fiscal Year      ($/Sh.)        Date
---------------      ------------      --------------      -----------    ----------

David N. DeBaene     -                 -                   -              -
Anthony Santucci     -                 -                   -              -

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

      The following table sets forth information with respect to the named executive officers concerning the exercises of Options during fiscal 1997 and the number and value of unexercised Options held as of the end of fiscal 1996.

                                                                                Value of Unexercised
                    No. of                    No. of Unexercised                In-the-Money Options
                    Shares                    Options at Fiscal                 at Fiscal Year-End
                    Acquired     Value        Year-End                          (2)
                    on           Realized     -----------------------------     -----------------------------
Name                Exercise     (1)          Exercisable     Unexercisable     Exercisable     Unexercisable
----                --------     --------     -----------     -------------     -----------     -------------

David N. DeBaene    -            -            -               -                 $ -             $ -
Anthony Santucci    -            -            -               -                   -               -

<F1> Value realized is calculated to equal the market price of the Common
     Stock at exercise less the exercise price.
<F2> Represents the difference between the market price of the Common Stock on February 28, 1997 (fiscal year end) and the exercise price of the option, multiplied by the number of options for each respective person named.

Option Repricing

      Not applicable.

Compensation Committee Interlock and Insider Participation

      No directors other than those identified above as members of the Compensation Committee served on that Committee during the last completed fiscal year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of February 20, 1998 certain information regarding the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, and (iii) all of the Company's executive officers and directors as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual ownership or voting power at any particular date.

Name and Address                Amount and Nature of         Percentage
or Number in Group              Beneficial Ownership(1)      of Class*
------------------              -----------------------      ----------

David N. DeBaene                613,300(2)                   31.21%
Annette DeBaene                  51,000(3)                    2.60%
Norman DeBaene                   48,000(3)                    2.44%
Elizabeth Cotter                 12,500(4)                      **
Thomas A. Lisi                   62,500(5)                    3.16%
Steev Panneton                        -                          -
Joseph Lussier                  136,200(6)                    6.48%
William Durkin                  152,200(6)                    7.24%
Dean M. Denuccio                      -                          -
Anthony P. Santucci                   -                          -
All Officers and Directors
 as a group (7 persons)         688,300(5)                   34.82%

<F*>  Assumes 1,964,898 shares issued and outstanding
<F**> less than 1%
<F1>  Except as otherwise indicated, each named holder has, to the Company's knowledge, sole voting and investment power with respect to the shares indicated.
<F2>  Includes 25,800 shares owned of record by David N. DeBaene's sister.
<F3>  Annette and Norman DeBaene are the parents of David N. DeBaene.
<F4>  Ms. Cotter is the spouse of David N. DeBaene
<F5>  Includes shares issuable upon exercise of 12,500 non-qualified stock options.
<F6>  Includes shares issuable upon exercise of 136,200 common stock purchase warrants.

Escrow of Shares

      In accordance with the requirements of certain state securities administrators, certain of the Company's principal stockholders have agreed to place into escrow an aggregate of 700,000 shares (the "Escrow Shares") of the 875,000 shares of Common Stock held by them. Under the escrow agreement, the Escrow Shares will be ratably released to the holders in 25% increments on the sixth, seventh, eighth and ninth anniversaries, respectively, of the initial public offering. If the Company meets or exceeds certain net earnings or stock price targets, the release of the Escrow Shares will be accelerated. Additionally, in accordance with the requirements of another state securities administrator, the holdings of all officers, directors and post-offering five percent (5%) stockholders are subject to certain lock-up restrictions until January 1999.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Thomas A. Lisi and Geronimo Leathers, Inc.

      Mr. Lisi and the Company are parties to a sales representative agreement (the "Representative Agreement") effective March 1, 1993 appointing Mr. Lisi as special accounts director on a nationwide basis for the following types of accounts: (i) U.S. aircraft companies and defense industry contractors; (ii) domestic multi-level marketing organizations and premium gift and catalog services and (iii) domestic specialty leather stores. Under this agreement, Mr. Lisi is entitled to commissions of 7% of the wholesale price of all units sold to accounts which were solicited and closed solely by his efforts, and 3.5% for sales to accounts closed with the assistance of other Company personnel.

      In February 1995, the Representative Agreement between the Company and Mr. Lisi was amended to remove a royalty provision contained therein, and in consideration for the modification of the Representative Agreement, the Company issued to Mr. Lisi 25,000 shares of Common Stock and a non-qualified stock option under the Company's 1995 Stock Option Plan to purchase 12,500 shares of Common Stock. In connection with the amendment of the Representative Agreement, the Company and Mr. Lisi entered into a three year consulting agreement (the "Consulting Agreement") pursuant to which Mr. Lisi is required to devote not less than ten (10) hours per month to the Company and provide services with respect to product research and development, marketing and similar matters. Pursuant to the Consulting Agreement, during fiscal 1997, Mr. Lisi received consulting fees of $10,000, plus accountable expenses.

      See "EXECUTIVE COMPENSATION - Employment Agreements" for the description of a consulting arrangement between the Company and Mr. Lisi.

      The Company believes that the terms of these transactions were no less favorable to the Company than would have been obtained from transactions with non affiliated parties negotiated on an arms length basis.

      All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties; and all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of the independent outside members of the Company's board of directors who do not have an interest in the transactions.

Consulting Agreements

      Warrants to Messrs. Durkin and Lussier. In connection with their agreement to provide financial consulting services to the Company for a three (3) year period commencing August 1996, the Company issued on August 6, 1996 to each of Messrs. Joseph Lussier and William Durkin, warrants to purchase 232,824 shares of Common Stock expiring August 7, 2003, or a total of 465,648 shares. The warrants are divided into two (2) classes, time warrants which contain vesting provisions based solely on the expiration of time, and performance warrants, containing vesting provisions based upon the price of the Company's Common Stock during various periods. Messrs. Durkin and Lussier received 136,200 time warrants and 96,624 performance warrants each. As of the date of this report, none of the performance warrants have vested, half of said performance warrants have expired, and the balance of the performance warrants may potentially vest, depending on satisfaction of the vesting conditions contained therein. At the date hereof, all of the time warrants have vested and are exercisable. The exercise price of all of the warrants is $4.00 per share, subject to adjustment under certain circumstances. Messrs. Lussier and Durkin are affiliated with Merit Capital Associates, Inc., the underwriter of the Company's Public Offering. In connection with the issuance of the warrants, the Company recorded an expense in its financial statements in accordance with FASB No. 123 in the amount of $60,000 for the fiscal year ended February 28, 1997.

      Mission Bay Consultants, Inc. On April 2, 1997, the Company entered into a one (1) year Consulting Agreement with Mission Bay Consulting, Inc., a financial public relations firm ("Mission Bay"), for certain financial consulting services. In connection with this Consulting Agreement the Company issued to Mission Bay an option under the Company's 1995 Stock Option Plan to purchase an aggregate of 200,000 shares of common stock, and also issued 28,000 shares of common stock under the 1995 Stock Option Plan. The Company has also agreed to reimburse Mission Bay for its accountable expenses incurred in connection with the Agreement. In September 1997, in consideration of the extension of the Consulting Agreement, 50,000 of said options were cancelled, and the Company issued 50,000 shares of Common Stock to Mission Bay Consulting under the 1995 Stock Option Plan. In January 1998, the Company issued 9,500 shares to Randy Biemel, an employee of Mission Bay Consulting, in consideration of services rendered outside of the scope of the Consulting Agreement.

Related Party Loans

      As disclosed in the Notes to the financial statements, the Company has borrowed money from time to time from related parties. At February 28, 1997, the Company owed approximately $43,000 to Annette and Norman DeBaene, principal stockholders (of which $25,000 has subsequently been repaid); $10,000 to a corporation controlled by Annette and Norman DeBaene, and approximately $15,000 to David N. DeBaene. These loans are not interest bearing and will be repaid out of operating cashflow.

Legal Services

      A former director of the Company, Gerard S. DiFiore, who is also a warrant holder, is a partner of the law firm that acts as general counsel to the Company. This firm represented the Company in numerous matters including all general corporate and real estate matters, several private placements, several litigation matters and the Public Offering, including blue sky matters relating thereto. The legal fees paid by the Company in connection with all the foregoing matters were approximately $39,000 and $220,000 for the years ended February 28, 1997 and 1996, respectively.

              RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The accounting firm of Richard A. Eisner & Company, LLP served as the Company's independent certified public accountants for the year ended February 28, 1997 and management anticipates that such firm will be reappointed for the present fiscal year. A representative of Richard A. Eisner & Company, LLP is expected to be present at the meeting with an opportunity to make a statement if he desires to do so. Such representative is expected to be available to respond to appropriate questions from stockholders.

                                ANNUAL REPORT

      ANY PERSON FROM WHOM PROXIES FOR THIS MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1997, INCLUDING THE FINANCIAL STATEMENTS THEREIN AND THE RELATED SCHEDULES, BY WRITING THE COMPANY AT 46 OLD FLAT RIVER ROAD, COVENTRY, RHODE ISLAND 02816 ATTENTION: SECRETARY. ANY SUCH REQUEST FROM A BENEFICIAL OWNER OF STOCK NOT REGISTERED IN HIS NAME MUST CONFIRM THAT HE WAS A BENEFICIAL OWNER OF SUCH STOCK ON THE RECORD DATE.

                            STOCKHOLDER PROPOSALS

      Proposals of security holders intended to be presented at the next annual meeting of stockholders must be received by the Company at 46 Old Flat River Road, Coventry, Rhode Island 02816, on or before April 1, 1998 for inclusion in the proxy material for said meeting.

                               OTHER BUSINESS

      It is not anticipated that any business other than as set forth hereinabove will be brought before the meeting. Management is not aware of any matters proposed to be presented to the meeting by any other person. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy in accordance with their best judgment on such business.


                         JD AMERICAN WORKWEAR, INC.
                       Annual Meeting of Stockholders
                               March 27, 1998

The undersigned hereby appoints David N. DeBaene and Anthony P. Santucci, or either one of them, as proxy or proxies for the undersigned, with full powers of substitution, to vote at the Annual Meeting of Stockholders to be held on Friday, March 27, 1998 at 10:00 a.m., local time, at the offices of the Company, 46 Old Flat River Road, Coventry, Rhode Island and at any and all adjournments thereof, according to the number of votes that the undersigned would be entitled to cast with all powers the undersigned would possess if personally present at said meeting. This proxy may be exercised to vote for the following purposes:

1.    FOR  [ ]                                         AGAINST  [ ]

      the election of all of the following nominees listed below as Directors of the Company:

      David N. DeBaene
      Dean M. Denuccio
      Elizabeth Cotter
      Thomas A. Lisi
      Steev Panneton
      Anthony P. Santucci

               If you do not wish your shares be voted "FOR"
               a particular nominee, mark "AGAINST" above and
             strike a line through the name(s) of the person(s)
               for whose election you do not wish to consent.

2.    FOR  [ ]      WITHHOLD AUTHORITY TO VOTE ON  [ ]      AGAINST  [ ]

      The proposal to approve an amendment to the Company's Certificate of Incorporation that would increase the number of authorized shares of Common Stock of the Company from 4,500,000 shares to 7,500,000 shares.

3.    FOR  [ ]      WITHHOLD AUTHORITY TO VOTE ON  [ ]      AGAINST  [ ]

      The proposal to approve an amendment to the Company's 1995 Stock Option Plan, which would increase the number of shares eligible for issuance under the Plan from 250,000 shares to 750,000 shares.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL

      The undersigned hereby ratifies and confirms all that said proxy or proxies, or substitutes, may do by virtue hereof. The proxies are authorized to vote in their discretion with respect to matters not known or determined at the date of the Proxy Statement. Receipt of the Notice of Meeting, Proxy Statement and Annual Report is hereby acknowledged.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFICATIONS ABOVE. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS SET FORTH ABOVE.

                                     Dated:                        , 1998

                                                                     L.S.

                                                                     L.S.

      Please sign here exactly as name appears at the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner or trustee should sign the proxy. If the stockholder is a corporation, the office of the person signing should be indicated.

                      Please sign, date and mail today.

                    This proxy is solicited on behalf of
                   the Board of Directors of the Company.